Exhibit 99.1

Shengkai Innovations Reports FY 2010 Results

TIANJIN, China, Sept. 29 /PRNewswire-Asia-FirstCall/ — Shengkai Innovations, Inc. (Nasdaq: VALV; "Shengkai Innovations" or the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced its fiscal year financial results for the year ended on June 30, 2010.

Highlights for FY2010 and Key Events

— Revenue was approximately $54.1 million, an increase of 37.8% year- over-year;

— Gross profit was approximately $32.2 million, and gross margin was 59.5%;

— Excluding the non-cash share-based compensation costs resulted from (i)  incentive stock options granted to independent directors and management staff, and (ii) the return of escrowed common stock to Mr. Chen Wang, our chief executive officer, pursuant to the Securities Escrow Agreements resulting from the financings completed in 2008 (usually known as "Make Good "), non-GAAP operating income was approximately $23.7 million, compared to approximately $17.9 million for FY2009;

— Non-GAAP net income for the FY2010 was approximately $19.6 million, up 44.0% year-over-year, or $0.571 per diluted share as compared to $0.367 in FY2009. FY2010 non-GAAP net income was derived after adjusting for the aforementioned non-cash shared-based compensation costs of approximately $19.0 million in total for both stock options and return of Make Good shares, and changes in fair value of warrants and conversion option of preferred stock, namely derivative instruments, for approximately $56.9 million; and

— Approved to trade on the NASDAQ Global Market,

— New manufacturing facility in Tianjin commenced commercial production in September 2010; and

— Appointment of BDO China Li Xin Da Hua CPA Co., Ltd. as our new independent registered public accounting firm.

Mr. Chen Wang, Chairman and CEO of Shengkai Innovations commented, "We are very excited to report another strong fiscal year witnessed by the robust growth from the petrochemical and chemical sectors. Our ceramic valves have been recognized by Chinese oil majors and we believe the potential is deep for ceramic valve application in these sectors. We have also made strides into the domestic coal chemical space and international power generation markets. With the completion of our new manufacturing facility which was fully operational in September, 2010, we are now able to unlock the production capacity bottleneck to meet rising market demands for our proprietary ceramic products. We are seeing a stronger year ahead of us to create greater shareholders' value."

Fiscal Year 2010 Results

For the fiscal year ended June 30, 2010, the Company's revenues was approximately $54.1 million, an increase of 37.8% from approximately $39.3 million for FY2009. Our product output has increased due to increased equipment and shifts in operation, as well as improved ceramic production technology to shorten the production cycle of some of our ceramic products.

For the fiscal year ended June 30, 2010, approximately 94.5% of total revenues came from customers in the electric power, petrochemical and chemical industries. The revenues from other industries, including the aluminum and metallurgy industries, was approximately $3.0 million for FY2010, an increase of 54.6% from approximately $1.9 million for FY2009.

The electric power industry was still our most significant revenue generating segment, contributing approximately 65.2% of total revenue for the fiscal year ended June 30, 2010. Revenue from the electric power industry was approximately $35.3 million for the fiscal year ended June 30, 2010, an increase of approximately $5.8 million or 19.7% from approximately $29.5 million for the comparable period in 2009. The increase was primarily attributable to the broadening of our customer base and increased orders from existing customers.

Revenue from the petrochemical and chemical industry, our potentially biggest market, was approximately $15.9 million for the fiscal year ended June 30, 2010, an increase of approximately $8.0 million or 101.3% from approximately $7.9 million for the comparable period in 2009. The increase was primarily due to our heightened efforts to develop the market of the petrochemical industry.

Gross profit was approximately $32.2 million, up 34.1% from gross profit of approximately $24.0 million for the FY2009. Gross margin was 59.5%, compared to 61.1% for the FY2009. The decrease in gross margin was primarily attributable to several new large projects started in March and April 2009 with new customers, which were set at a higher price than those projects with existing customers and temporarily raised our overall gross margin in fiscal year 2009.

Selling expenses for fiscal year 2010 was approximately $5.1 million, as compared to approximately $3.8 million for the FY2009. The increase in selling expenses was primarily attributable to an increase in sales revenues.

General and administrative (G&A) expenses for fiscal year 2010 were approximately $6.5 million, compared to approximately $2.5 million for the fiscal year 2009. The increase was primarily attributable to non-cash share-based compensation costs that were recognized for options granted to our independent directors and management in FY2010 under the Company's 2010 Incentive Stock Plan. The increase in G&A expenses from fiscal 2009 to 2010 were also attributed to: (i) an increase in audit fees due our decision to change our independent auditor to BDO China Li Xin Da Hua CPA Co., Ltd. from Albert Wong & Co.; (ii) an increase in research and development expenses; (iii) an increase in cash compensation to independent directors and management staff due to new appointments and hirings; as well as (iv) expenses for the U.S. capital market related activities such as NYSE Amex and Nasdaq application and listing fees, costs for participation of investment conferences and professional consulting fees to help maintain the Company's corporate internal control system and U.S. securities regulations compliance.

Total share-based compensation costs related to the stock options, recorded as general and administrative expenses for the year ended June 30, 2010 was $3,054,332, compared to zero expense recognized for FY2009.

Research and development expenses for the year ended June 30, 2010 were $865,098, up from $559,097 in the FY2009.

Included in operating expenses was a non-cash stock compensation expense of approximately $16 million for the year ended June 30, 2010 resulting from the return of shares of common stock to Long Sunny Limited pursuant to the Securities Escrow Agreements in the June 2008 and July 2008 Financings and amendments thereto ("usually known as "Make Good"). Long Sunny Limited is wholly-owned by Mr. Chen Wang, the Company's chief executive officer, and as such the return of the escrowed shares to Long Sunny Limited within the year ended June 30, 2010 was accounted for as stock compensation expense.

Operating income under GAAP was approximately $4.6 million for the year ended June 30, 2010, compared to approximately $17.9 million for the comparable period in 2009. The decrease in operating income was primarily attributed to the aforementioned non-cash charges of stock-based compensation costs resulting from stock options and return of escrowed Make Good shares.

Non-GAAP operating income was approximately $23.7 million, which was derived after adjusting for the non-cash stock-based compensation costs, compared to approximately $17.8 million for the FY2009. Non-GAAP operating margin was 43.7% for FY2010, compared to 45.6% for the FY2009.

There was no interest expense for the fiscal years ended June 30, 2010 or 2009. No short or long term loans were outstanding for the fiscal years ended June 30, 2010 or 2009.

Net loss under GAAP was approximately $56.4 million, or approximately $2.48 loss per diluted share, compared to net income of approximately $13.6 million, or approximately $0.37 earnings per diluted share, for the FY2009. The decrease in net income was primarily attributed to the aforementioned non-cash charges, which are not related to the Company's operation in any way.

Non-GAAP net income for FY2010 was approximately $19.6 million, a year-over-year increase of 44.0% from FY2009. FY2010 non-GAAP net income was derived after adjusting for the aforementioned non-cash charges of: (i) shared-based compensation costs for approximately $3.1 million, related to incentive stock options granted to independent directors and management staff, (ii) stock compensation expense for approximately $16.0 million, resulting from the aforementioned return of escrowed "Make Good" shares to our chief executive officer, in accordance with Accounting Standards Update-2010-05, and (iii) changes in fair value of instruments for approximately $56.9 million, as a result of adoption on July 1, 2009 of FASB ASC Topic 815,"Derivative and Hedging" ("ASC 815"). Non-GAAP earnings for FY2010 were $0.571 per diluted share, compared to $0.367 per diluted share, for the FY2009. Total weighted average number of shares for Fiscal Year 2010 on a diluted basis was 34,211,826 shares (calculated based on NON-GAAP net income for Fiscal Year 2010 assuming outstanding preferred stock, options and warrants were not anti-dilutive), compared to 29,999,868 shares for Fiscal Year 2009. Please see the table below for a reconciliation of GAAP financial information to non-GAAP financial information.

GAAP to Non-GAAP Reconciliation Table (unaudited) (in millions of US Dollars, except per share data)

	Year Ended June 30,
	2010	2009
GAAP - Net income (loss)	$(56.4)	$13.6
Add back:
Non-cash stock compensation expense_Make Good	16	—
Non-cash stock based compensation_Stock options	3.1	—
Changes in fair value of instruments	56.9	—
Non-GAAP Net Income	19.6	13.6

GAAP Earnings (Loss) per share (diluted)	(2.483)	0.367
Non-GAAP Earnings per share (diluted)	0.571	0.367

Recent Developments

On July 1, 2010, the Company issued a press release announcing the appointment of BDO China Li Xin Da Hua CPA Co., Ltd. as its new independent registered public accounting firm. The Company's financials for the year ended June 30, 2010, as included in the Form 10-K for the year then ended, were audited by this new firm.

In August 2010, the Company announced that it has won its first key contract in Hong Kong. After one year of testing and stringent selection procedures, Shengkai Innovations' valve products have been well received by Hong Kong power generation companies due to the long durability of Shengkai's products and their high quality under both high temperature and high pressure. Shengkai's V-shape ceramic ball valves can serve as direct replacements for their Indian counterparts, which Shengkai's new Hong Kong customers previously used. As of August 16, 2010, Shengkai Innovations has filled 3 commercial orders under the new contract from a major power generator in Hong Kong.

In August 2010, the Company attended the "2010 China International Exhibition on Coal Processing & Utilization and Coal Chemicals" which had over 100 exhibitors, including multi-national companies such as Shell, Total, GE, Dow Chemical and Davy, showcasing their most recent coal chemical technologies and equipment. At this event, the Company presented a series of ceramic products that are specially designed to replace metal valves which are widely used in most Chinese domestic coal-chemical companies for use in pipes to transport coal-derived particles and powders. The presentation also further highlighted that the Company's series of ceramic products have strong resistance to chemical erosion, high temperature and intense attrition, and long product life spans versus metal valves. Metal valves typically feature a shorter life span and are substantially less cost-effective than their ceramic counterparts. The Company's new marketing efforts to pursue the coal-chemical market segment have begun to pay off. We recently signed our first contract for ceramic valves with a coal-chemical engineering company in China.

In September 2010, the Company inaugurated its new production facility in Tianjin and immediately commenced commercial production. The Company plans to ramp up production and reach the facility's full utilization rate of designed annual production capacity of 24,000 units (based on one operating shift) of ceramic valves by December 2010, which will more than triple the prior manufacturing facility's designed capacity of 7,500 units (based on one operating shift). The new facility is strategically located in the Tianjin Airport Economic Area, approximately 7 miles away from the Tianjin Binhai International Airport and 1 hour from one of China's largest ports, Tianjin Port.

Financial Condition

As of June 30, 2010, the Company had cash and cash equivalents of approximately $21.0 million and total receivables (including trade receivables, notes receivable and other receivables) of approximately $6.9 million as compared to approximately $4.4 million as of June 30, 2009. Total current liabilities as of June 30, 2010 was approximately $9.1 million, compared to approximately $4.7 million as of June 30, 2009.

Net cash flow provided by operating activities increased to approximately $21.3 million for the fiscal year ended June 30, 2010, from approximately $15.9 million for the fiscal year 2009. The increase in net cash flow was primarily due to increased sales and income. The Company invested in a new facility which began construction in August 2009 to expand its production capacity with total investment of approximately $55.2 million, of which approximately $39.5 million was spent in fiscal year 2010. Substantially all of the remaining payments are expected to be made by December 31, 2010, and the management of the Company believes the Company's current cash position is sufficient to meet those payments.

Business Outlook

The Company provides guidance for the fiscal year ending June 30, 2011 with revenue expected to reach between the range of $93 million and $95 million, and non-GAAP net income, which excludes non-cash change in the fair value of instruments and share-based compensation costs, between $30 million and $32 million, representing year-over-year growth of 72%-75% and 53%-64% on revenue and non-GAAP net income, respectively. These targets are based upon the Company's current views on operating and market conditions, which are subject to change. As such, the Company will periodically update this guidance.

Use of Non-GAAP Financial Information

To supplement the Company's consolidated financial statements for the three and twelve months ended June 20, 2010 and 2009 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that excludes the impact of non-cash charges, such as: (i) share-based compensation costs related to stock options granted to our independent directors and management staff, (ii) stock compensation expense resulting from the return of escrowed "Make Good" shares to our chief executive officer, in accordance with Accounting Standards Update-2010-05, and (iii) changes in the fair value of instruments as a result of adoption on July 1, 2009 of FASB ASC Topic 815,"Derivative and Hedging" ("ASC 815"). The Company's management believes that these non-GAAP measures, namely non-GAAP operating and net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company. In addition, the provision of these non-GAAP measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded.

About Shengkai Innovations, Inc.

Shengkai Innovations is engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy, and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer in China that is able to produce large-sized ceramic valves with calibers of 6" or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Shengkai Innovations, Inc.
David Ming He
Chief Financial Officer
Phone: +86-22-5883-8509
Email: ir@shengkai.com
Web:   http://www.shengkaiinnovations.com

Financial Tables Follow

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	June 30,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$20,995,182	$38,988,958
Restricted cash	1,849,958	940,488
Trade receivables	6,490,110	4,061,706
Notes receivable	73,437	292,193
Other receivables	325,183	22,979
Deposits and prepaid expenses	—	194,535
Advances to suppliers	408,110	328,785
Inventories	2,556,166	907,799

Total current assets	32,698,146	45,737,443
Property, plant and equipment, net	6,120,056	4,858,452
Construction in progress	25,185,643	314,817
Land use rights, net	2,480,929	2,485,655
Other Intangible assets, net	6,001,411	6,856,667
Advances to suppliers for purchase of equipment and construction	12,119,764	—

TOTAL ASSETS	$84,605,949	$60,253,034

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$2,652,095	$984,561
Accounts payable	2,848,600	1,121,185
Advances from customers	1,256,777	242,986
Other payables	1,244,839	794,754
Accruals	20,359	131,581
Income tax payable	1,061,783	1,471,380

Total current liabilities	9,084,453	4,746,447

Warrant liabilities	37,424,035	—
Preferred (conversion option) liabilities	40,378,640	—

Total non-current liabilities	77,802,675	—

TOTAL LIABILITIES	$86,887,128	$4,746,447

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred Stock - $0.001 par value 15,000,000 share authorized; 6,987,368 and 7,887,368 issued and outstanding as of June 30, 2010 and 2009, respectively.	$6,987	$7,887
Common stock - $0.001 par value 50,000,000 shares authorized; 23,191,165 and 22,112,500 shares issued and outstanding as of June 30, 2010 and 2009, respectively	23,192	22,113
Additional paid-in capital	34,259,304	30,666,631
Statutory reserves	7,081,706	4,693,020
(Accumulated loss) retained earnings	(46,686,271)	17,456,857
Accumulated other comprehensive income	3,033,903	2,660,079

TOTAL STOCKHOLDER'S EQUITY	(2,281,179)	55,506,587

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$84,605,949	$60,253,034

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Stated in US Dollars)

	Year Ended June 30,
	2010	2009

Revenues	$54,148,954	$39,297,235
Cost of sales	(21,916,944)	(15,267,244)

Gross profit	32,232,010	24,029,991
Other miscellaneous income	—	112,758

Operating expenses:
Selling	(5,093,859)	(3,760,970)
General and administrative	(6,530,876)	(2,474,872)
Stock compensation expense	(15,971,920)	—
Total Operating expenses	(27,596,655)	(6,235,842)

Income from operations	4,635,355	17,906,907

Other income, net	205,498	—
Interest income, net	387,675	193,149
Changes in fair value of instruments - (loss)/gain	(56,910,599)	—

(Loss) Income before income taxes	(51,682,071)	18,100,056
Provision for Income taxes	(4,703,494)	(4,522,362)

Net (loss) income	(56,385,565)	13,577,694

Foreign currency translation adjustment	373,824	133,561

Comprehensive (loss) income	$(56,011,741)	$13,711,255

Basic (loss) earnings per share	$(2.483)	$0.498

Diluted (loss) earnings per share	$(2.483)	$0.367

Basic weighted average shares outstanding	22,704,492	22,112,500

Diluted weighted average shares outstanding	22,704,492	29,999,868

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Stated in US Dollars)

	Common stock		Preferred stock
	Number		Number
	of shares	Amount	of Shares	Amount

Balance, July 1, 2007	20,550,000	$20,550	—	$—
Reduction of registered capital of a subsidiary	—	—	—	—
Net income	—	—	—	—
Reverse acquisition	1,562,500	1,563	—	—
Proceeds from shares issued in private placement, net of transaction costs of $1,275,000	—	—	5,915,526	5,916
Appropriations to statutory reserves	—	—	—	—
Dividends	—	—	—	—
Foreign currency translation adjustment	—	—	—	—
Balance, June 30, 2008	22,112,500	$22,113	5,915,526	$5,916
Net income	—	—	—	—
Proceeds from shares issued in private placement, net of transaction costs of $386,210	—	—	1,971,842	1,971
Appropriations to statutory reserves	—	—	—	—
Dividends	—	—	—	—
Foreign currency translation adjustment	—	—	—	—
Balance, June 30, 2009	22,112,500	$22,113	7,887,368	$7,887
Net loss	—	—	—	—
Conversion from preferred stock to common stock	900,000	900	(900,000)	(900)
Appropriation of statutory reserve	—	—	—	—
Issuance of stock options	—	—	—	—
Exercise of warrants	178,665	179	—	—
Reclassification of warrants and preferred stock to liabilities	—	—	—	—
Stock compensation expense	—	—	—	—
Foreign currency translation adjustment	—	—	—	—

Balance, June 30, 2010	23,191,165	$23,192	6,987,368	$6,987

			Retained
	Additional		earnings
	paid-in	Statutory	(Accumulated
	capital	reserves	losses)

Balance, July 1, 2007	$10,452,168	$1,665,187	$7,122,377
Reduction of registered capital of a subsidiary	(8,662,637)	—	—
Net income	—	—	10,087,039
Reverse acquisition	243,777	—	—
Proceeds from shares issued in private placement, net of transaction costs of $1,275,000	13,719,084	—	—
Appropriations to statutory reserves	—	1,209,879	(1,209,879)
Dividends	7,742,234	—	(7,742,234)
Foreign currency translation adjustment	—	—	—
Balance, June 30, 2008	$23,494,626	$2,875,066	$8,257,303
Net income	—	—	13,577,694
Proceeds from shares issued in private placement, net of transaction costs of $386,210	4,611,819	—	—
Appropriations to statutory reserves	—	1,817,954	(1,817,954)
Dividends	2,560,186	—	(2,560,186)
Foreign currency translation adjustment	—	—	—
Balance, June 30, 2009	$30,666,631	$4,693,020	$17,456,857
Net loss	—	—	(56,385,565)
Conversion from preferred stock to common stock	—	—	—
Appropriation of statutory reserve	—	2,388,686	(2,388,686)
Issuance of stock options	3,054,332	—	—
Exercise of warrants	1,206,446	—	—
Reclassification of warrants and preferred stock to liabilities	(16,640,025)	—	(5,368,877)
Stock compensation expense	15,971,920	—	—
Foreign currency translation adjustment	—	—	—

Balance, June 30, 2010	$34,259,304	$7,081,706	$(46,686,271)

	Accumulated
	other
	comprehensive
	Income	Total

Balance, July 1, 2007	$1,155,685	$20,415,967
Reduction of registered capital of a subsidiary	—	(8,662,637)
Net income	—	10,087,039
Reverse acquisition	—	245,340
Proceeds from shares issued in private placement, net of transaction costs of $1,275,000	—	13,725,000
Appropriations to statutory reserves	—	—
Dividends	—	—
Foreign currency translation adjustment	1,370,833	1,370,833
Balance, June 30, 2008	$2,526,518	$37,181,542
Net income	—	13,577,694
Proceeds from shares issued in private placement, net of transaction costs of $386,210	—	4,613,790
Appropriations to statutory reserves	—	—
Dividends	-	—
Foreign currency translation adjustment	133,561	133,561
Balance, June 30, 2009	$2,660,079	$55,506,587
Net loss	—	(56,385,565)
Conversion from preferred stock to common stock	—	—
Appropriation of statutory reserve	—	—
Issuance of stock options	—	3,054,332
Exercise of warrants	—	1,206,625
Reclassification of warrants and preferred stock to liabilities	—	(22,008,902)
Stock compensation expense	—	15,971,920
Foreign currency translation adjustment	373,824	373,824

Balance, June 30, 2010	$3,033,903	$(2,281,179)

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Year Ended June 30,
	2010	2009
Cash flows from operating activities
Net (loss) income	$(56,385,565)	$13,577,694
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	508,023	172,185
Amortization	917,384	778,115
Loss on disposal of property, plant and equipment	1,849	—
Stock - compensation expense	15,971,920	—
Changes in fair value of instruments - loss/(gain)	56,910,599	—
Stock based compensation	3,054,332	—
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Trade receivables	(2,396,926)	(450,979)
Notes receivable	219,405	(283,286)
Other receivables	(300,842)	(3,108)
Deposits and prepaid expenses	194,766	444,628
Advances to suppliers	(77,279)	(316,230)
Inventories	(1,636,793)	(179,522)
Increase (decrease) in liabilities:
Notes payable	1,655,474	984,074
Accounts payable	1,714,386	178,912
Advances from customers	1,008,342	212,911
Other payables	444,030	242,840
Accruals	(111,461)	14,440
Income tax payable	(415,706)	516,342
Net cash provided by operating activities	21,275,938	15,889,016
Cash flows from investing activities
Proceeds from disposition of property, plant and equipment	3,291	—
Purchase of property, plant and equipment	(26,510,913)	(564,609)
Purchase of intangible assets	(11,465)	(1,895,099)
Advances to suppliers for purchase of equipment and construction	(12,070,002)	—
Increase in restricted cash	(901,260)	(440,232)
Net cash used in investing activities	(39,490,349)	(2,899,940)
Cash flows from financing activities
Proceeds from exercise of warrants	$89,799	$—
Proceeds from stock issued, net of transaction costs of $386,210	—	4,613,790
Net cash provided by financing activities	$89,799	$4,613,790

Net increase (decrease) in cash and cash equivalents	$(18,124,612)	$17,602,866

Effect of exchange rate changes on cash and cash equivalents	130,836	72,608

Cash and cash equivalents-beginning of year	38,988,958	21,313,484

Cash and cash equivalents-end of year	$20,995,182	$38,988,958

Supplementary cash flow information:

Cash paid during the year:
Interest received	$387,675	$193,149
Taxes paid	$5,119,200	$4,088,651

Non-cash transaction:
Preferred stock conversion to common stock	$900	$—
Dividends	$—	$2,560,186
Cashless exercise of warrants	$1,016,536	$—

SOURCE Shengkai Innovations, Inc.